Exhibit 77(d)

Items with respect to security investments

ING Clarion Global Real Estate Portfolio and ING BlackRock Health Sciences Opportunities Portfolio (formerly, ING Wells Fargo Health Care Portfolio)

Effective August 31, 2010, the Portfolios’ prospectus was amended to reflect that they are considered to be diversified investment companies.

ING Large Cap Value Fund (formerly ING Pioneer Equity Income Portfolio)

Effective January 21, 2011 the Portfolio’s principal investments were changed to read as follows:

Under normal market conditions, the Portfolio invests at least 80% of its net assets (plus borrowings for investment purposes) in a portfolio of equity securities of dividend paying, large-capitalization issuers. The Portfolio will provide shareholders with at least 60 days’ prior notice of any change in this investment policy. The sub-adviser (“Sub-Adviser”) considers issuers with market capitalization in excess of $1 billion to be large capitalization companies. Equity securities include common stocks, preferred stocks, warrants, and convertible securities. The Portfolio may invest in foreign securities, including companies located in countries with emerging securities markets, when the Sub-Adviser believes they present attractive investment opportunities. The Portfolio may invest in other investment companies, including exchange-traded funds, to the extent permitted by the Investment Company Act of 1940, as amended, and the rules, regulations and exemptive orders thereunder (“1940 Act”).

The Sub-Adviser seeks to construct a portfolio of securities with a dividend yield that exceeds the average dividend yield of the companies included in the Russell 1000® Value Index. The Sub-Adviser uses a valuation-based screening process to assist in the selection of companies according to criteria which include the following:

☐	an above-average dividend yield, and stability and growth of the dividend yield;
☐	market capitalization that is usually above $1 billion (although the Portfolio may also invest up to 20% of its assets in small- and mid-capitalization companies); and
☐	the potential for growth of the dividend yield over several years.

The Sub-Adviser may from time to time select securities that do not meet all of these criteria. The Sub-Adviser conducts intensive fundamental research on each company to evaluate its growth, profitability, and valuation characteristics.

The Sub-Adviser may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into opportunities believed to be more promising, among others.

The Portfolio may lend the portfolio securities on a short-term or long-term basis, up to 33 1⁄3% of its total assets.

ING T. Rowe Price International Stock Portfolio (formerly ING Marsico International Opportunities Portfolio)

Effective January 21, 2011 the Portfolio’s principal investments were changed to read as follows:

Under normal market conditions, the Portfolio invests at least 80% of its net assets (plus borrowings for investment purposes) in stocks. The Portfolio will provide shareholders with 60 days’ prior notice of any change in this investment policy. The Portfolio expects to invest substantially all of its assets in stocks outside the U.S. and to diversify broadly among developed and emerging countries throughout the world. The Portfolio may invest in companies of any market capitalization, but focuses on large-sized companies and, to a lesser extent, medium-sized companies. While the Portfolio invests primarily in common stocks, it may invest in other securities and may use futures and options, in keeping with its objective.

The Portfolio may also invest in other investment companies, including exchange-traded funds, to the extent permitted under the Investment Company Act of 1940, as amended, and the rules, regulations and exemptive orders thereunder (“1940 Act”).

While the sub-adviser (“Sub-Adviser”) invests with an awareness of the global economic backdrop and the outlook for industry sectors and individual countries, bottom-up stock selection is the focus of the Sub-Adviser’s decision making. Country allocation is driven largely by stock selection, though the Sub-Adviser may limit investments in markets that appear to have poor overall prospects. Security selection reflects a growth style. The Sub-Adviser relies on a global team of investment analysts dedicated to in-depth fundamental research in an effort to identify companies capable of achieving and sustaining above-average, long-term earnings growth. The Sub-Adviser seeks to purchase stocks of such companies at reasonable prices in relation to present or anticipated earnings, cash flow, or book value.

In selecting investments, the Sub-Adviser generally favors companies with one or more of the following characteristics:

☐	leading or improving market position;
☐	attractive business niche;
☐	attractive or improving franchise or industry position;
☐	seasoned management;
☐	stable or improving earnings and/or cash flow; and
☐	sound or improving balance sheet.

The Sub-Adviser may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into opportunities believed to be more promising, among others.

The Portfolio may also lend portfolio securities on a short-term or long-term basis, up to 33 1/3% of its total assets.

ING BlackRock Health Sciences Opportunities Portfolio (formerly, ING Wells Fargo Health Care Portfolio)

Effective February 7, 2011, the Portfolio’s principal investments were changes to read as follows:

Under normal market conditions, the Portfolio invests at least 80% of its net assets (plus borrowings for investment purposes) in the equity securities, primarily common stocks, of companies in health sciences and related industries. The Portfolio will provide shareholders with at least 60 days’ prior notice of any change in this investment policy. The health sciences sector can include companies in health care equipment and supplies, health care providers and services, biotechnology and pharmaceuticals. Health sciences and related industries can include, but are not limited to, businesses involved in the development, production, and distribution or delivery of medical and pharmaceutical products and services, companies engaged in biotechnology and medical research and development, companies that may design, manufacture or distribute medical, dental and optical equipment and supplies, including diagnostic equipment, and companies that may also provide diagnostic services or operate health facilities and hospitals, or provide related administrative, management and financial support. The Fund will concentrate its investments (i.e., invest more than 25% of its assets) in health sciences or related industries, and may invest in companies located in non-U.S. countries.

The Portfolio may invest in convertible securities, initial public offerings, and depositary receipts. The Portfolio may invest up to 15% of its net assets in illiquid securities. The Portfolio may use derivatives to seek to hedge its investment portfolio against market, interest rate and currency risks or to seek to enhance its return. The derivatives that the Portfolio may use include indexed and inverse securities, options, futures, swaps, forward foreign exchange transactions and warrants.

The Portfolio may invest in high quality money market securities pending investments. The Portfolio will not be deemed to deviate from its normal strategies if it holds these securities pending investments. The Portfolio may invest uninvested cash balances in affiliated money market funds. The Portfolio may invest up to 20% of its net assets in other types of securities including stocks of companies not associated with health sciences and stocks of small and mid-cap companies. The Portfolio may also invest in other investment companies, including exchange-traded funds, to the extent permitted under the Investment Company Act of 1940, as amended and the rules, regulations and exemptive orders thereunder (“1940 Act”).

ING Oppenheimer Active Allocation Portfolio

Effective June 1, 2011, the Portfolio’s principal investments were changed to read as follows:

The Portfolio invests in Underlying Funds advised by the Sub-Adviser. The Sub-Adviser seeks to diversify the Portfolio's assets by selecting Underlying Funds with different investment guidelines and styles. Under normal market conditions, the Portfolio allocates its assets among the Underlying Funds based on asset allocation target ranges of 30-40% in U.S. equities, 15-25% in foreign equities, 20-25% in fixed-income and approximately 5% in other funds that provide asset diversification. In addition to those allocations, 15-25% of the Portfolio’s net assets may be invested according to a “tactical allocation” strategy that adjusts the asset mix to take advantage of temporary market conditions that may present opportunities. For this tactical allocation, the Portfolio may invest in money market securities and may invest additional assets in any of the above Underlying Funds. The Portfolio’s asset allocation targets may vary in particular cases and may change over time.